Exhibit 99.5

XTI AIRCRAFT COMPANY

Balance Sheets

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets

Current assets:
Cash	$372,882	$114,762
Tax receivable	127,479	126,949
Prepaid expenses and other current assets	23,114	40,554
Total current assets	523,475	282,265

Property and equipment, net	16,960	19,593
Patent, net	265,267	271,916
Trademarks	7,518	7,518

Total assets	$813,220	$581,292

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$1,706,784	$1,227,588
Related party payables	397,000	350,000
Accrued and other current liabilities	918,563	773,572
Accrued interest	884,380	767,196
Customer deposits	1,349,945	1,349,945
Convertible and promissory notes - related party, net of unamortized discounts of $28,789 and $40,938 as of March 31, 2023 and December 31, 2022, respectively	1,747,519	1,620,370
Promissory note - 2023	300,000	-
Warrant liability	333,344	333,344
Xeriant obligation	5,413,143	5,386,751
Total current liabilities	13,050,678	11,808,766

SBA loan	64,048	64,683
Convertible and promissory notes - related party, net of unamortized discounts and loan costs of $812,828 and $823,929 as of March 31, 2023 and December 31, 2022, respectively	4,066,701	3,680,600
Total liabilities	17,181,427	15,554,049

Commitments and contingencies

Stockholders’ deficit:
Common stock, $0.001 par value, 100,000,000 shares authorized as of March 31, 2023 and December 31, 2022, 34,644,024 and 34,644,024 shares issued and outstanding, respectively	34,644	34,644
Additional paid-in capital	18,018,979	17,839,028
Accumulated deficit	(34,421,830)	(32,846,429)
Total stockholders’ deficit	(16,368,207)	(14,972,757)

Total liabilities and stockholders’ deficit	$813,220	$581,292

The accompanying notes are an integral part of these financial statements.

1

XTI AIRCRAFT COMPANY

Statements of Operations

	For the Three Months Ended
	March 31, (Unaudited)
	2023	2022
Operating expenses:
Research and development	$435,350	$1,028,258
Selling and marketing	134,851	169,519
General and administrative	724,117	5,884,697
Total operating expenses	1,294,318	7,082,474

Operating loss	(1,294,318)	(7,082,474)

Other income (expense):
Interest expense	(117,184)	(88,072)
Interest expense – discount accretion	(115,518)	(101,322)
Loan cost amortization	(21,989)	(21,989)
Change in value of Xeriant obligation	(26,392)	(1,066,999)
Total other income (expense)	(281,083)	(1,278,382)

Net loss	$(1,575,401)	$(8,360,856)

Weighted average common shares outstanding	34,644,024	34,623,208
Net loss per common share – basic and diluted	$(0.05)	$(0.24)

The accompanying notes are an integral part of these financial statements.

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Xti aircraft company

Statements of Changes in Stockholders’ Deficit

(Unaudited)

	Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2022	34,644,024	$34,644	$17,839,028	$(32,846,429)	$(14,972,757)
Stock-based compensation - options			$140,693		$140,693
Issuance of warrants with convertible note			$39,258		$39,258
Net loss				$(1,575,401)	$(1,575,401)
Balance at March 31, 2023	34,644,024	$34,644	$18,018,979	$(34,421,830)	$(16,368,207)

Balance at December 31, 2021	35,602,391	$35,602	$23,870,771	$(32,419,712)	$(8,513,339)
Issuance of common stock	28,700	$29	$50,196		$50,225
Issuance of common stock as previously accrued compensation	12,933	$13	$19,383		$19,396
Stock-based compensation - options			$1,746,756		$1,746,756
Stock-based compensation - warrants			$3,652,140		$3,652,140
Forfeiture of common stock	(1,000,000)	$(1,000)	$1,000		$-
Net loss				$(8,360,856)	$(8,360,856)
Balance at March 31, 2022	34,644,024	$34,644	$29,340,246	$(40,780,568)	$(11,405,678)

The accompanying notes are an integral part of these financial statements.

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XTI AIRCRAFT COMPANY

Statements of Cash Flows

	For the Three Months Ended
	March 31, (Unaudited)
	2023	2022
Cash flows from operating activities
Net loss	$(1,575,401)	$(8,360,856)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	2,632	2,589
Amortization of intangible assets	6,649	6,591
Amortization of loan costs	21,989	21,989
Accretion of debt discount to interest expense	115,518	101,322
Warrant compensation expense	-	3,652,140
Stock compensation expense	140,693	1,746,756
Change in fair value of Xeriant obligation	26,392	1,066,999
Changes in operating assets and liabilities:
Receivables, prepaids, and other current assets	16,911	24,991
Accounts payable	479,196	(142,230)
Related party payables	47,000	(30,000)
Accrued and other current liabilities	144,991	(13,089)
Accrued interest	116,550	88,072
	804,648	(72,256)
Net cash used in operating activities	(456,880)	(1,834,726)

Cash flows from investing activities
Patent	-	(968)
Net cash used in investing activities	-	(968)

Cash flows from financing activities
Borrowings from convertible notes	300,000	-
Borrowings from promissory notes	425,000	-
Payments on promissory notes	(10,000)	-
Proceeds from common stock issuances	-	50,225
Net cash provided by financing activities	715,000	50,225

Net increase (decrease) in cash	258,120	(1,785,469)

Cash - beginning of period	114,762	4,316,396

Cash - end of period	$372,882	$2,530,927

Supplemental Disclosure of Non-Cash Financing Activities:
Warrants issued with convertible notes	$39,258	$-

Cash paid for interest was $644 and $0 during the three months ended March 31, 2023 and 2022, respectively.

The accompanying notes are an integral part of these financial statements.

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XTI AIRCRAFT COMPANY

Notes to Financial Statements

(Unaudited)

Note 1 - Description of Business and Significant Accounting Policies

XTI Aircraft Company (the “Company,” “XTI,” “we,” or “us”) is a privately owned development-stage aircraft manufacturer incorporated in Delaware in 2009 to develop a vertical takeoff and landing (VTOL) aircraft that takes off and lands like a helicopter and cruises like a fixed-wing business aircraft. XTI is creating a revolutionary solution for the aviation industry. Once developed, this VTOL airplane, the TriFan 600 will offer point-to-point travel to reduce total travel time by decreasing time spent driving to and from an airport.

Since inception, the Company has been engaged primarily in developing the design and engineering concepts for the TriFan 600 and seeking funds from investors to fund that development.

Going Concern and Management’s Plans

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business.

As part of issuing its financial statements, the Company evaluated whether there were any conditions and events that raise substantial doubt about the company’s ability to continue as a going concern over the next twelve months. Since inception, The Company has incurred significant operating losses, have an accumulated deficit of $34,421,830 as of March 31, 2023, and have negative operating cash flows. The Company expects that operating losses and negative cash flows will continue and may increase because of additional costs and expenses related to the development of the TriFan 600 aircraft and the development of market and strategic relationships with other companies. Anticipated increases in costs and expenses will be incurred only as additional capital is secured. The Company’s continued solvency is dependent upon our ability to obtain substantial additional working capital to complete its aircraft development and to successfully market and achieve commerciality of its aircraft.

In addition to the cash that will be assumed from a proposed Business Combination (see Note 10), in 2023, the Company received $930,000 in financing from private investors, $125,000 from a promissory note issued to the Company’s Chairman and majority shareholder, and $525,000 from promissory notes issued to Inpixon, Inc. However, the Company will need additional advances of approximately $2,000,000 from Inpixon Inc. to fund its working capital needs through the anticipated closing date of the Business Combination. The timely realization of the Business Combination is imperative for XTI’s ability to complete the next major development milestone (Critical Design Review) by the end of 2024.

The Company intends to fund future operations through private or public equity or debt offerings and may seek additional capital through arrangements with strategic partners or from other sources. There can be no assurances, however, that additional funding will be available on terms acceptable to the Company, or at all. These conditions, among other factors, raise substantial doubt about the Company’s ability to continue as a going concern.

Cash

The Company holds cash in a checking account. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it holds cash.

Intangible Assets

Intangible assets are recorded at historical cost. These assets are related to legal costs incurred in pursuing patents and trademarks to protect the Company’s intellectual property. If the Company determines it will abandon these efforts, or if the United States Patent and Trademark Office indicates the patents or trademarks will not be accepted, all capitalized cost would be expensed immediately. The Company amortizes patents over a 15-year life once awarded.

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As of March 31, 2023 and December 31, 2022, costs totaling $406,468 and $406,468 associated with patents and trademarks had been recorded, respectively. As of March 31, 2023 and December 31, 2022, accumulated amortization was $133,683 and $127,034, respectively. Amortization expense of $6,649 and $6,591 has been recorded for the three months ended March 31, 2023 and 2022, respectively, which is included in general and administrative expenses.

Research and Development

Research and development costs of the Company are expensed as incurred. These costs relate to the design and creation of the TriFan and include personnel expenses, costs of consulting, and computer expenses and software costs. For the three months ended March 31, 2023 and 2022, the Company incurred research and development cost expenses of $435,350 and $1,028,258, respectively.

Selling and Marketing

The cost of selling and marketing is expensed as incurred. For the three months ended March 31, 2023 and 2022, the Company incurred selling and marketing expenses of $134,851 and $169,519, respectively. As of March 31, 2023 and December 31, 2022, the Company had no accrued advertising expense recorded as liabilities in the accompanying balance sheets.

General and Administrative

General and administrative expenses consist of personnel expenses, including salaries, benefits, and stock-based compensation, related to executive management, finance, engineering, and selling and marketing functions. Other costs include contractor and professional services fees, audit and compliance expenses, insurance costs and general corporate expenses, including depreciation, rent, information technology costs and utilities.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Long-Lived Assets

Long-lived assets principally include intangible assets. The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

An impairment is measured by comparing expected future cash flows (undiscounted and before interest) to the carrying value of the assets. If impairment exists, the amount of impairment is measured as the difference between the net book value of the assets and their estimated fair value. The Company believes that no impairment of any long-lived assets existed as of March 31, 2023.

Leases

Leases are evaluated and recorded as capital leases if one of the following is true at inception: (a) the present value of minimum lease payments meets or exceeds 90% of the fair value of the asset, (b) the lease term is greater than or equal to 75% of the economic life of the asset, (c) the lease arrangement contains a bargain purchase option, or (d) title to the property transfers to the Company at the end of the lease. The Company held no capital leases as of March 31, 2023 or as of December 31, 2022.

Rent expense under the corporate office operating lease, which is month-to-month, totaled $1,194 and $896 for the three months ended March 31, 2023 and 2022, respectively. Office rent expense is included in general and administrative expenses.

The Company also has an operating lease for software, which is for a 12-month term expiring on December 10, 2022. Under this software lease, the Company expensed $8,233 and $30,735 for the three months ended March 31, 2023 and 2022, respectively, which is included in research and development expenses.

6

In December 2022, the Company entered into a new replacement software lease with the same leasing company for another 12-month term with monthly lease payments of $8,233 commencing in March 2023. The Company will make a total of approximately $74,100 in lease payments in 2023 relating to the replacement software lease.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

When the Company has determined the embedded conversion options should be bifurcated from their host instruments, the Company records a free-standing derivative asset or liability measured at fair value at issuance. Subsequent to initial measurement, the Company will re-measure the derivative asset or liability at fair value at each reporting date with changes in the fair value recognized in earnings.

Convertible Warrant Liabilities and Common Stock Warrants

Freestanding warrants to purchase shares of the Company’s common stock are classified as liabilities on the balance sheets at their estimated fair value when the warrant holder has the option to elect to receive cash value for the warrants and, therefore, may obligate the Company to transfer assets at some point in the future. Such common stock warrants are recorded at fair value upon issuance and are subject to remeasurement to their respective estimated fair values. At the end of each reporting period, changes in the estimated fair value of such common stock warrants are recorded in the statements of operations. The Company will continue to adjust the liability associated with the liability classified common stock warrants for changes in the estimated fair value until the earlier of the exercise or expiration of the common stock warrants.

The Company issued common stock warrants in connection with the execution of certain debt financings during the three months ended March 31, 2023 and during the year ended December 31, 2022. The Company also issued a common stock warrant in exchange for a conditional aircraft purchase order by a regional airline during the year ended December 31, 2022. These common stock warrants were accounted for at fair value at the date of issuance in additional paid-in capital. The fair value of these common stock warrants was determined using the Black-Scholes option-pricing model (see Note 5).

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation.  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock options.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505, Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock or stock award on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

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The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The expected life of stock options was estimated using the “simplified method,” as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

The Company recorded stock-based compensation expense of $140,693 and $1,746,756 for the three months ended March 31, 2023 and 2022, respectively, which is included in general and administrative expenses.

Customer Deposits

The Company periodically enters into aircraft reservation agreements that include a deposit placed by a potential customer. The deposits serve to prioritize orders when the aircraft becomes available for delivery. Customers making deposits are not obligated to purchase aircraft until they execute a definitive purchase agreement. Customers may request return of their deposit any time up until the execution of a purchase agreement. The Company records such advance deposits as a liability and defers the related revenue recognition until delivery of an aircraft occurs, if any.

Income Taxes

The Company converted from an S corporation for tax purposes to a C corporation effective September 26, 2016. The Company follows guidance for income taxes and uncertain tax positions. Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. Tax positions meeting the more-likely-than-not recognition threshold are measured in accordance with accounting guidance. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. No provision for income taxes was provided for the period from January 1, 2015 through September 25, 2016, as the stockholders of the Company were taxed on their proportionate share of the Company’s income.

Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. However, no interest or penalties have been assessed as of March 31, 2023.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As the Company is in a net loss position for the three months ended March 31, 2023 and 2022, all dilutive items are antidilutive and therefore basic net loss per share equals diluted net loss per share. Potentially dilutive items outstanding as of March 31, 2023 include stock options (Note 5), warrants (Note 5), and convertible notes (Note 4).

New Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB issued ASU No. 2016-02, Leases (Topic 842). In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, which provides clarification to ASU No. 2016-02. These ASUs require an entity to recognize a lease liability and a ROU asset in the balance sheets for leases with lease terms of more than 12 months. Lessor accounting is largely unchanged, while lessees will no longer be provided with a source of off-balance-sheet financing. This guidance is effective for fiscal years beginning after December 15, 2021, and for interim periods within fiscal years beginning after December 15, 2022. As of March 31, 2023, the Company did not have any operating or financing leases with a lease term of more than 12 months.

8

On August 5, 2020, the FASB issued Accounting Standards Update 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). The ASU simplifies accounting for convertible instruments by removing the Cash Conversion Feature (CCF) and Beneficial Conversion Feature (BCF) separation models required under current U.S. Generally Accepted Accounting Principles (GAAP). The standard will be effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years.

The Company elected to early adopt ASU 2020-06 and therefore applied the guidance to convertible debt instruments outstanding in which a BCF was previously recognized. The Company elected the modified retrospective method of adoption which resulted in a $1,114,771 adjustment to the opening balance of retained earnings and APIC as of January 1, 2021.

Note 2 – Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	March 31, 2023	December 31, 2022
Prepaid software	$13,013	$19,917
Prepaid insurance	7,101	17,637
Deposits	3,000	3,000
	$23,114	$40,554

Property and Equipment, Net

Property and equipment consisted of $33,302 and $35,292 of computer equipment purchases as of March 31, 2023 and December 31, 2022, respectively. Accumulated depreciation was $16,342 and $15,699 as of March 31, 2023 and December 31, 2022, respectively. Depreciation expense for the three months ended March 31, 2023 and 2022 was $2,632 and $2,589, respectively, and is included in general and administrative expenses.

Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following:

	March 31, 2023	December 31, 2022
Accrued bonuses	$305,350	$305,350
Accrued compensation and benefits	589,183	443,749
Accrued payroll taxes	-	443
Accrued unbilled professional fees	24,030	24,030
	$918,563	$773,572

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Note 3 – Joint Venture

Effective May 31, 2021, the Company and Xeriant Inc. entered into a Joint Venture Agreement (“Agreement”) and other ancillary agreements under which Xeriant agreed to provide $10 million of funding to the Joint Venture (the “Intended Contribution”) to enable XTI to complete the preliminary design review of XTI’s TriFan 600 aircraft. Xeriant provided a total of $5,407,580 of funding under the Agreement and ceased providing funding in December 2021. The Agreement and the ancillary agreements expired by their terms on May 31, 2023. Although Xeriant did not make the full Intended Contribution, it is entitled to receive a pro rata portion of the agreed 10% of XTI common stock it would have received in exchange for its joint venture interest had it made the full Intended Contribution.

In satisfaction of its obligations the Company will issue 5.4% of its fully-diluted shares to Xeriant in exchange for Xeriant’s interest in the joint venture.

The Company considered ASC 480-10, Distinguishing Liabilities from Equity, and determined the financing arrangement with Xeriant through the Joint Venture is liability classified since the obligation must be settle by issuing a variable number of the Company’s equity shares. Furthermore, the Company considered ASC 815, Derivatives and Hedging, and determined the obligation should be recorded at fair value and marked to market periodically. Accordingly, the Company recorded a $26,392 fair value adjustment (resulting in an income loss) to the obligation for the three months ended March 31, 2023. The Company recorded a fair value adjustment (resulting in an income loss) to the obligation of $1,066,999 for the three months ended March 31, 2022.

Note 4 – Convertible and Promissory Notes

The following table summarizes the status of the Company’s related party convertible and promissory notes as of March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022
Current:
Convertible Note – 2021 [a]	$1,007,323	$1,007,323
Convertible Note – 2017 [b]	30,000	30,000
Promissory Note – 2019 [c]	3,985	13,985
Convertible Note – 2018 [d]	550,000	550,000
Convertible Note – 2019 [e]	60,000	60,000
Promissory Note – 2023 [f]	125,000	-
Unamortized Discounts	(28,789)	(40,938)
Current convertible and promissory notes - related party	$1,747,519	$1,620,370

Long-term:
Convertible Note – 2017 [g]	1,254,529	1,254,529
Convertible Note – 2021 [h]	2,500,000	2,500,000
Convertible Note – 2022 [i]	600,000	600,000
Convertible Note – 2022 [i] – embedded redemption feature	150,000	150,000
Convertible Note – 2023 [j]	300,000	-
Convertible Note – 2023 [j] – embedded redemption feature	75,000	-
Unamortized Discounts	(712,105)	(701,217)
Unamortized Loan Costs	(100,723)	(122,712)
Long-term convertible and promissory notes - related party	$4,066,701	$3,680,600

Convertible Note – 2021 [a]

On December 31, 2021, the Company and its Chairman and majority stockholder agreed to combine existing notes and a revolver into a new convertible note. The new convertible note has a principal amount of $1,007,323 and accrues interest at a rate of 4% compounded annually, provided that on and after the maturity dates (noted below) interest shall accrue from and after such date on the unpaid principal and all accrued but unpaid interest of the note at a rate of 10% per annum. The convertible note matures upon the Company securing different levels of investment from third parties as follows:

●	$250,000 matures once the Company receives at least $20.0 million in total from investors;

●	$250,000 matures once the Company receives at least $25.0 million in total from investors;

●	$250,000 matures once the Company receives at least $30.0 million in total from investors; and

●	$257,323 matures once the Company receives at least $35.0 million in total from investors.

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The noteholder has the right to receive repayment of the note upon maturity in either cash or in shares of common stock of the Company. The noteholder, at his option, may cause all or any portion of the unpaid principal and any accrued but unpaid interest to be converted into common stock of the Company (at a conversion price of $1.00 per share) at anytime on or before the fourth maturity date.

Interest expense on this obligation for the three months ended March 31, 2023 and 2022 was $10,476 and $10,476, respectively. As of March 31, 2023 and December 31, 2022, the accrued interest payable on this obligation was $50,769 and $40,293, respectively.

Convertible Note – 2017 [b]

During 2017, the Company entered into a convertible note with a stockholder who is now an employee of the Company. The note has a principal amount of $30,000 and accrues interest at a rate of 10.0% per annum, provided that on and after the maturity date, interest shall accrue from and after such date on the unpaid principal and all accrued but unpaid interest of the note at a rate of 12.0% per annum.

The noteholder has the right to receive repayment of the note upon maturity in either cash or in shares of common stock of the Company at a value of $1.00 per share. The conversion may occur at any time on or before the maturity date of June 30, 2023.

Interest expense on this obligation for the three months ended March 31, 2023 and 2022 was $1,013 and $921, respectively. As of March 31, 2023 and December 31, 2022, accrued interest payable on this obligation was $12,213 and $11,200, respectively

Promissory Note – 2019 [c]

During 2019, the Company converted outstanding payable balances owed to a consultant and stockholder of the Company into a promissory note. The note has a principal amount of $85,984 and accrues interest at a rate of 5.0% per annum. The principal balance outstanding as of March 31, 2023 and December 31, 2022 was $3,985 and $13,985, respectively.

Interest expense on this obligation for the three months ended March 31, 2023 and 2022 was $50 and $425, respectively. As of March 31, 2023 and December 31, 2022, accrued interest payable on this obligation was $11,852 and $11,802, respectively.

The Company repaid the outstanding principal and accrued interest balances in full in June 2023.

Convertible Note – 2018 [d]

During 2018, the Company entered into a convertible note with a consultant and warrant holder of the Company. The note has a principal amount of $550,000 and accrues interest at a rate of 10.0% per annum, provided that on and after the maturity date (noted below) interest shall accrue from and after such date on the unpaid principal and all accrued but unpaid interest of the note at a rate of 12.0% per annum.

In conjunction with this convertible note, the Company issued warrants for the purchase of a total of 100,000 shares of common stock at an exercise price of $1.00 and 100,000 shares of common stock at an exercise price of $1.50. The warrants are exercisable upon the date of grant through the contractual term of 10 years.

This convertible note is presented on the balance sheet net of unamortized discounts of $25,222 related to the warrants issued for a net carrying balance of $524,778 as of March 31, 2023.

The noteholder has the right to receive repayment of the note upon maturity in either cash or in shares of common stock of the Company at a value of $1.00 per share. The note matures on the earlier of [i] 60 days after the Company flies its first prototype of the TriFan 600 or [ii] November 1, 2023. The share conversion may occur at any time on or before November 1, 2023.

Interest expense on this obligation for the three months ended March 31, 2023 and 2022 was $20,131 and $18,301, respectively. As of March 31, 2023 and December 31, 2022, accrued interest payable on this obligation was $288,807 and $268,676, respectively.

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Convertible Note – 2019 [e]

During 2019, the Company entered into a convertible note with a consultant and stockholder of the Company. The note has a principal amount of $60,000 and accrues interest at a rate of 10.0% per annum, provided that on and after the maturity date (noted below) interest shall accrue from and after such date on the unpaid principal and all accrued but unpaid interest of the note at a rate of 12.0% per annum.

This convertible note is presented on the balance sheet net of unamortized discounts of $3,567 related to warrants issued in conjunction with this convertible note, for a net carrying balance of $56,433 as of March 31, 2023.

The noteholder has the right to receive repayment of the note upon maturity in either cash or in shares of common stock of the Company at a value of $1.00 per share. The note matures on the earlier of [i] 60 days after the Company flies its first prototype of the TriFan 600 or [ii] November 1, 2023. The share conversion may occur at any time on or before November 1, 2023.

Interest expense on this obligation for the three months ended March 31, 2023 and 2022 was $2,188 and $1,989, respectively. As of March 31, 2023 and December 31, 2022, accrued interest payable on this obligation was $29,702 and $27,514, respectively.

Promissory Note – 2023 [f]

On January 5, 2023, the Company entered into a promissory note agreement with its Chairman and majority shareholder. The note has a principal amount of $125,000 and accrues interest at a rate of 5% per annum. The note matures at the earlier of (i) thirty (30) days after the closing of the Business Combination, or (ii) January 5, 2024

Interest expense on this obligation for the three months ended March 31, 2023 was $1,478. As of March 31, 2023, accrued interest payable on this obligation was $1,478.

Convertible Note – 2017 [g]

During 2017, the Company entered into a convertible note with a stock options holder and former board member of the Company. The note had a principal amount of $715,000 and accrued interest at a rate of 10.0% per annum. On April 1, 2021, the principal and accrued interest on this note (totaling $1,029,539) plus an additional $225,000 of new cash were combined into a new convertible note with a principal balance of $1,254,529. The new note bears interest at a rate of 10.0% per annum. The original convertible note was cancelled as part of this new note.

This convertible note is presented on the balance sheet net of unamortized discounts of $173,022 related to warrants issued in conjunction with this convertible note, for a net carrying balance of $1,081,507 as of March 31, 2023.

The noteholder has the right to receive repayment of the note upon maturity in either cash or in shares of common stock of the Company at a value of $1.00 per share. The share conversion may occur at any time on or before November 1, 2023.

Interest expense on this obligation for the three months ended March 31, 2023 and 2022 was $34,500 and $30,354, respectively. As of March 31, 2023 and December 31, 2022, accrued interest payable on this obligation was $263,452 and $228,952, respectively.

On May 9, 2023, the principal and accrued interest of the existing convertible note plus an additional $450,000 in cash were combined into a new replacement convertible note (the “replacement note”) with a principal amount of $1,986,918. The aforementioned convertible note entered into on April 1, 2021 was cancelled as part of this replacement note. The replacement note accrues interest at a rate of 10% per annum and matures on December 31, 2026. The noteholder has the right to receive repayment of the principal balance plus accrued interest at any time prior to the maturity date in shares of common stock of the Company at a value of $1.00 per share. If the noteholder has not provided the Company with prior written notice to either convert the note into shares or to demand cash repayment of the note on the maturity date, the remaining principal balance of the note plus accrued interest will automatically convert into shares on the maturity date.

12

In conjunction with the replacement note, the Company cancelled 627,264 warrants previously issued to the noteholder and issued 993,459 new warrants with an exercise price of $1.50. The new warrants are exercisable upon the date of grant through the expiration date of May 9, 2028.

Convertible Note – 2021 [h]

During 2021, the Company entered into convertible notes with a syndicate of investors. The notes have a combined principal amount of $2,500,000 and accrue interest at a rate of 4.0% per annum. In conjunction with the convertible notes, the Company issued stock options for the purchase of a total of 525,000 shares of common stock at an exercise price of $1.50. The options are exercisable upon the date of grant through the contractual term of 10 years. The holders of the notes have the right to receive repayment of the note at the earlier of (i) a change of control or (ii) at the note’s maturity date of May 23, 2024 in either cash or in shares of common stock of the Company at a value of $1.00 per share. The share conversion may occur prior to May 23, 2024 either (i) automatically upon the occurrence of the Company raising $10 million in financing, or (ii) at the option of the noteholder upon a change of control.

This convertible note is presented on the balance sheet net of (i) unamortized discounts of $144,286 related to options issued in conjunction with this convertible note, and (ii) unamortized loan costs of $100,723 related to the origination costs of the loan, for a net carrying balance of $2,254,991 as of March 31, 2023.

Interest expense on this obligation for the three months ended March 31, 2023 and 2022 was $25,000 and $25,000, respectively. As of March 31, 2023 and December 31, 2022, the accrued interest payable balance on this obligation was $185,484 and $160,484, respectively.

Convertible Note – 2022 [i]

On October 21, 2022, the Company entered into a convertible note agreement with an existing convertible note and stock option holder. The note has a principal amount of $600,000 and accrues interest at a rate of 10.0% per annum.

In conjunction with the convertible note, the Company issued warrants for the purchase of a total of 150,000 shares of common stock at an exercise price of $1.92. The warrants are exercisable upon the date of grant through the contractual term of 5 years.

The note matures on October 21, 2025. The noteholder has the right to receive repayment of the note upon maturity in either cash or in shares of common stock of the Company at a value of $1.25 per share. However, the share conversion may occur prior to October 21, 2025 at the option of the holder, or automatically converted by the Company upon the occurrence of any of the following:

●	Qualified Financing involving the sale of equity capital of the Company resulting in gross proceeds to the Company of at least $10 million, at which time the principal of the note and any accrued interest would convert into common shares at a conversion price equal to 75% of the cash price per share paid by purchasers participating in the Qualified Financing.

●	Qualified Business Combination involving a merger, share exchange, or reorganization not involving a change of control, at which time the principal of the note and any accrued interest would convert into common shares at a conversion price equal to the lower of (a) $1.25 or (b) 75% of the per share value imputed to the common stock in the Qualified Business Combination.

●	Change of Control – a sale, conveyance, or other disposition of all or substantially all of the Company’s assets or a merger of the Company with or into, or consolidation with, any other entity, as a result of which less than 50% of the voting power of the surviving entity is held by persons that are stockholders of the Company, at which time the principal of the note and any accrued interest would convert into common shares at a conversion price equal to 75% of the cash price per share imputed to the common stock in the Change of Control.

As the number of shares issued at settlement of the convertible note fluctuates based on the fair value of the Company’s equity shares under a Qualified Financing, Qualified Business Combination, or Change in Control scenario, the convertible note is classified as share-settled debt under accounting guidelines. Although the note may be settled in a variable number of shares in the event of a conversion, the predominant or likely event that would cause share settlement would be a Qualified Financing or a Qualified Business Combination, which are within the control of the Company. Therefore, there is not an obligation (either conditionally or unconditionally) to deliver a variable number of shares.

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In determining the accounting treatment of the note’s share-settled redemption features, the Company considered ASC 815-15, Derivatives and Hedging - Embedded Derivatives, which provides accounting guidance on when an embedded component should be separated from its host instrument and accounted for separately as a derivative. Based on this guidance, the Company determined the share-settled redemption features are not clearly and closely related to the debt host because the features require settlement at a premium above 10% of par, which is deemed to be substantial, and is a contingently redeemable put feature that accelerates the repayment of principal. As such, the Company determined the redemption features should be bifurcated and accounted for separately as a derivative.

At issuance of the note, the bifurcated embedded derivative was measured at a fair value amount of $150,000 and the remaining issuance proceeds were allocated to the note. Subsequent to the initial measurement, the Company will re-measure the derivative at fair value at each reporting date with changes to the fair value recognized in earnings. There was no adjustment made as of the March 31, 2023 reporting date since there was no change to the fair value of the derivative. Additionally, the Company will accrete the note to its redemption value from the issuance date.

This convertible note is presented on the balance sheet at a principal amount of $600,000, plus the embedded derivative of $150,000, less unamortized discounts of $283,356 related to the embedded redemption feature and the warrants issued in conjunction with this convertible note for a net carrying balance of $466,644 as of March 31, 2023.

Interest expense on this obligation for the three months ended March 31, 2023 and 2022 was $14,795 and $0, respectively. As of March 31, 2023 and December 31, 2022, accrued interest payable on this obligation was $26,631 and $11,836, respectively.

Convertible Note – 2023 [j]

On January 30, 2023, the Company entered into a convertible note agreement with an existing convertible note and stock option holder. The note has a principal amount of $300,000 and accrues interest at a rate of 10.0% per annum.

In conjunction with the convertible note, the Company issued warrants for the purchase of a total of 39,063 shares of common stock at an exercise price of $1.92. The warrants are exercisable upon the date of grant through the contractual term of 5 years.

The note matures on October 21, 2025. The noteholder has the right to receive repayment of the note upon maturity in either cash or in shares of common stock of the Company at a value of $1.25 per share. However, the share conversion may occur prior to October 21, 2025 at the option of the holder, or automatically converted by the Company upon the occurrence of any of the following:

●	Qualified Financing involving the sale of equity capital of the Company resulting in gross proceeds to the Company of at least $10 million, at which time the principal of the note and any accrued interest would convert into common shares at a conversion price equal to 75% of the cash price per share paid by purchasers participating in the Qualified Financing.

●	Qualified Business Combination involving a merger, share exchange, or reorganization not involving a change of control, at which time the principal of the note and any accrued interest would convert into common shares at a conversion price equal to the lower of (a) $1.25 or (b) 75% of the per share value imputed to the common stock in the Qualified Business Combination.

●	Change of Control – a sale, conveyance, or other disposition of all or substantially all of the Company’s assets or a merger of the Company with or into, or consolidation with, any other entity, as a result of which less than 50% of the voting power of the surviving entity is held by persons that are stockholders of the Company, at which time the principal of the note and any accrued interest would convert into common shares at a conversion price equal to 75% of the cash price per share imputed to the common stock in the Change of Control.

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As the number of shares issued at settlement of the convertible note fluctuates based on the fair value of the Company’s equity shares under a Qualified Financing, Qualified Business Combination, or Change in Control scenario, the convertible note is classified as share-settled debt under accounting guidelines. Although the note may be settled in a variable number of shares in the event of a conversion, the predominant or likely event that would cause share settlement would be a Qualified Financing or a Qualified Business Combination, which are within the control of the Company. Therefore, there is not an obligation (either conditionally or unconditionally) to deliver a variable number of shares.

In determining the accounting treatment of the note’s share-settled redemption features, the Company considered ASC 815-15, Derivatives and Hedging - Embedded Derivatives, which provides accounting guidance on when an embedded component should be separated from its host instrument and accounted for separately as a derivative. Based on this guidance, the Company determined the share-settled redemption features are not clearly and closely related to the debt host because the features require settlement at a premium above 10% of par, which is deemed to be substantial, and is a contingently redeemable put feature that accelerates the repayment of principal. As such, the Company determined the redemption features should be bifurcated and accounted for separately as a derivative.

At issuance of the note, the bifurcated embedded derivative was measured at a fair value amount of $75,000 and the remaining issuance proceeds were allocated to the note. Subsequent to the initial measurement, the Company will re-measure the derivative at fair value at each reporting date with changes to the fair value recognized in earnings. There was no adjustment made as of the March 31, 2023 reporting date since there was no change to the fair value of the derivative. Additionally, the Company will accrete the note to its redemption value from the issuance date.

This convertible note is presented on the balance sheet at a principal amount of $300,000, plus the embedded derivative of $75,000, less unamortized discounts of $111,441 related to the embedded redemption feature and the warrants issued in conjunction with this convertible note for a net carrying balance of $263,559 as of March 31, 2023.

Interest expense on this obligation for the three months ended March 31, 2023 was $5,014. As of March 31, 2023, accrued interest payable on this obligation was $5,014.

Promissory Note – 2023

On March 10, 2023, the Company entered into a promissory note agreement with Inpixon, Inc., a Nasdaq listed corporation (INPX). The note has a principal amount of $300,000 and accrues interest at a rate of 10% per annum. The note matures on December 31, 2023.1

Interest expense on this obligation for the three months ended March 31, 2023 was $1,808. As of March 31, 2023, accrued interest payable on this obligation was $1,808.

SBA Loan

On June 3, 2020, the Company entered into a promissory note with the U.S. Small Business Administration (SBA). The note has a principal amount of $65,000 and accrues interest at a rate of 3.75% per annum. Monthly payments commence on June 3, 2021. The note matures on June 3, 2050 and is collateralized by tangible and intangible personal assets of the Company.

Interest expense on this obligation for the three months ended March 31, 2023 and 2022 was $731 and $606, respectively. As of March 31, 2023 and December 31, 2022, accrued interest payable on this obligation was $7,170 and $6,439, respectively.

Note 5 – Stockholders’ Equity

The Company has authorized 100,000,000 shares of $0.001 par value common stock.

[1]	Note to XTI: This transaction should be included in the “Background of the Merger” section once that is added.

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Issuances and Forfeitures of Common Stock

During the three months ended March 31, 2022, the Company issued and sold 28,700 shares of common stock at $1.75 per share for gross proceeds of $50,225. During the three months ended March 31, 2022, the Company’s founder returned 1,000,000 common stock shares to the Company.

Stock Option Plan

During 2017, the Company adopted the 2017 Employee and Consultant Stock Ownership Plan (“2017 Plan”), which was amended in 2021 to increase the maximum shares eligible to be granted under the Plan. The Company may issue awards up to a maximum of 30,000,000 common shares in the form of restricted stock units and stock options to employees, directors, and consultants.

Under the 2017 Plan, stock options are generally granted with an exercise price equal to the estimated fair value of the Company’s common stock, as determined by the Company’s Board of Directors on the date of grant. Options generally have contractual terms of ten years. Incentive stock options (ISO) may only be granted to employees, whereas all other stock awards may be granted to employees, directors, consultants and other key persons.

As of March 31, 2023, the Company had 13,014,685 options outstanding comprised of (i) 7,734,685 fully vested options granted to employees, directors, consultants and other key persons, and (ii) 5,280,000 unvested options granted to employees that either vest over a 4-year period or vest based on achievement of performance milestones as it relates to stock options that were granted to members of the management team in March 2023, as discussed below.

During the three months ended March 31, 2023, the Company granted 3,050,000 stock options to members of its management team, which vest based on the achievement of certain performance-based conditions as outlined in the option award agreements. The Black-Scholes fair value and exercise price of the stock options granted to the management team was $1.05 and $1.67, respectively. As of March 31, 2023, the Company had not recognized any expense relating to these management options as none of the options had vested or were deemed probable of vesting as of that date.

The Company recognized $140,693 and $1,746,756 of stock compensation expense for the three months ended March 31, 2023 and 2022, respectively, which is included in general and administrative expenses. Unrecognized compensation expense as of March 31, 2023 was $5,209,615, which will be amortized to expense over the weighted average remaining term of 2.08 years.

See below for a summary of the stock options granted under the 2017 plan:

	2017 Plan	Weighted Average Exercise Price per Share
Outstanding – December 31, 2021	20,815,405	$1.60
Granted	4,190,500	$1.70
Exercised	-	$-
Expired	-	$-
Forfeitures	(14,881,220)	$(1.64)
Outstanding – December 31, 2022	10,124,685	$1.58
Granted	3,050,000	$1.67
Exercised	-	$-
Expired	-	$-
Forfeitures	(160,000)	$(1.75)
Outstanding – March 31, 2023	13,014,685	$1.64

Exercisable at December 31, 2022	6,694,685	$1.51

Exercisable at March 31, 2023	7,734,685	$1.51

The weighted average Black-Scholes fair value and exercise price of stock options granted during the year ended December 31, 2022 was $1.05 and $1.70 per share, respectively.

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Warrants

The following table summarizes the status of the Company’s common stock warrants as of March 31, 2023 and changes during the period then ended:

Common Stock Warrants	Number of Underlying Shares	Weighted Average Exercise Price per Share
Outstanding – December 31, 2021	1,607,563	$0.97
Granted	6,357,474	$0.01
Granted	150,000	$1.92
Granted	15,111	$1.50
Outstanding – December 31, 2022	8,130,148	$0.24
Granted	39,063	$1.92
Outstanding – March 31, 2023	8,169,211	$0.25

On February 2, 2022, the Company executed a conditional purchase order with a regional airline customer to deliver 100 TriFan aircraft. In conjunction with this purchase order, the Company issued a warrant for the purchase of a total of 6,357,474 shares of common stock at an exercise price of $0.01. The warrant vests as follows:

●	One third (1/3rd) of the warrants vested on February 2, 2022 upon execution of the purchase order agreement;

●	One third (1/3rd) of the warrants will vest: (i) in the event that the Company is acquired by a special purpose acquisition corporation (SPAC) and the customer, in its sole discretion, invests a minimum of $10 million in any private investment in public entity (PIPE) consummated in connection with such SPAC transaction, or (ii) upon the occurrence of any other Liquidation Event (as defined in the agreement) resulting in change control of the Company; and

●	One third (1/3rd) of the warrants will vest upon acceptance of delivery and final purchase by the customer of the first TriFan aircraft.

As of March 31, 2023, warrants to purchase one-third or 2,119,137 shares were vested. The other two vesting milestones noted above have not yet been achieved. The Company evaluated the warrants determining the warrants are equity classified. Using the Black-Scholes model, the Company determined the grant-date fair value of the warrants was $11,067,091, which the vested portion of $3,652,140 has been recorded as general and administrative expense and additional paid-in-capital for the three months ended March 31, 2022.

On October 21, 2022 and in conjunction with the Convertible Note 2022[i] (Note 4), the Company issued 150,000 warrants with an exercise price of $1.92. The warrants are exercisable upon the date of grant through the contractual term of 5 years. The Company evaluated the warrants determining the warrants are equity classified. Using the Black-Scholes model, the Company determined the net grant-date fair value of the warrants was $152,415, which has been recorded as a debt discount and additional paid-in-capital. The debt discounts are being accreted to interest expense through the note maturity date of October 21, 2025.

During the year ended December 31, 2022, the Company issued a service provider warrants for 15,111 shares of common stock at an exercise price of $1.50 per share.

On January 30, 2023 and in conjunction with the Convertible Note 2023[j] (Note 4), the Company issued 39,063 warrants with an exercise price of $1.92. The warrants are exercisable upon the date of grant through the contractual term of 5 years. The Company evaluated the warrants determining the warrants are equity classified. Using the Black-Scholes model, the Company determined the net grant-date fair value of the warrants was $39,258, which has been recorded as a debt discount and additional paid-in-capital. The debt discounts are being accreted to interest expense through the note maturity date of October 21, 2025.

Warrants granted during the three months ended March 31, 2023 and during the year ended December, 31, 2022 were valued using the following Black-Scholes pricing model inputs:

	2023	2022
Risk Free Interest Rate	3.68%	1.60% - 4.16%
Expected Dividend Yield	0.00%	0.00%
Expected Volatility	74.10%	74.00% - 74.10%
Expected Life (years)	5.0	5.0
Fair Value per Warrant	$1.01	$1.02 - $1.74

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Note 6 - Related Party Transactions

See Note 4 for disclosure of related party promissory notes and convertible notes.

The Company’s founder and majority stockholder provides legal and strategic consulting services for the Company. During the three months ended March 31, 2023 and 2022, the Company paid its founder compensation of $0 and $50,000, respectively. As of March 31, 2023 and December 31, 2022, the Company accrued payable amounts for the founder’s consulting services of $290,000 and $260,000, respectively.

During the three months ended March 31, 2023 and 2022, the Company paid its Chief Operating Advisor (COA) consultant, who is also a board member and stockholder, compensation of $15,000 and $89,500, respectively. As of March 31, 2023 and December 31, 2022, the Company owed its COA payable amounts of $75,000 and $60,000, respectively.

The Company’s Chief Technical Advisor (CTA) consultant is also a stock options holder. The Company paid its CTA compensation of $18,000 and $30,000 during the three months ended March 31, 2023 and 2022, respectively. The Company owed its CTA payables of $32,000 and $30,000 as of March 31, 2023 and December 31, 2022, respectively.

Note 7 – Fair Value Measurements

Financial assets and liabilities and nonfinancial assets and liabilities are measured at fair value on a recurring (annual) basis under a framework of a fair value hierarchy which prioritizes the inputs into valuation techniques used to measure fair value into three broad levels. This hierarchy gives the highest priority to quoted prices (unadjusted) in active markets and the lowest priority to unobservable inputs. Further, financial assets and liabilities should be classified by level in their entirety based upon the lowest level of input that was significant to the fair value measurement.  The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date.

Level 2: Quoted prices in inactive markets for identical assets or liabilities, quoted prices for similar assets or liabilities in active markets, or other observable inputs either directly related to the asset or liability or derived principally from corroborated observable market data.

Level 3: Unobservable inputs due to the fact that there is little or no market activity. This entails using assumptions in models which estimate what market participants would use in pricing the asset or liability.

The following table summarizes the Company’s financial assets and liabilities measured on a recurring basis at fair value as of March 31, 2023 by respective level of the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
As of March 31, 2023:
Liabilities:
Xeriant obligation	-	$5,413,143	-	$5,413,143
Warrant liability	-	$333,344	-	$333,344
Convertible Note 2022 [h] – embedded derivative	-	$150,000	-	$150,000
Convertible Note 2023 [i] – embedded derivative	-	$75,000	-	$75,000
	$-	$5,971,487	$-	$5,971,487
As of December 31, 2022:
Liabilities:
Xeriant obligation	-	$5,386,751	-	$5,386,751
Warrant liability	-	$333,344	-	$333,344
Convertible Note 2022 [h] – embedded derivative	-	$150,000	-	$150,000
	$-	$5,870,095	$-	$5,870,095

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There were no financial assets and liabilities measured on a non-recurring basis as of March 31, 2023 or December 31, 2022.

The warrants were valued at the time of grant using the Black-Scholes model. Key assumptions include a 5-year term, volatility between 74.00% and 74.10%, and no expected dividends.

The Xeriant obligation was valued at the Company’s share price of $1.67 (based on an independent valuation) as of March 31, 2023 and as of December 31, 2022.

Note 8 – Commitments and Contingencies

Contingencies

The Company is subject to claims and assessments from time to time in the ordinary course of business. Accruals for litigation and contingencies are reflected in the consolidated financial statements based on management’s assessment, including the advice of legal counsel, of the expected outcome of litigation or other dispute resolution proceedings and/or the expected resolution of contingencies. Liabilities for estimated losses are accrued if the potential losses from any claims or legal proceedings are considered probable and the amounts can be reasonably estimated. Significant judgment is required in both the determination of probability of loss and the determination as to whether the amount can be reasonably estimated. Accruals are based only on information available at the time of the assessment due to the uncertain nature of such matters. As additional information becomes available, management reassesses potential liabilities related to pending claims and litigation and may revise its previous estimates, which could materially affect the Company’s consolidated results of operations in a given period. As of March 31, 2023 and December 31, 2022, the Company was not involved in any material legal proceedings.

On June 5, 2023 the Company received a demand letter (the “Demand Letter”) from Xeriant Inc. claiming that the Company breached its obligations under a letter dated May 17, 2022 (the “May 17 letter”) arising from Xeriant’s introducing the Company to a Nasdaq-listed company (the “Acquirer”) as a potential acquirer of the Company.  The Company believes it has no obligation to Xeriant under the May 17, 2022 letter and intends to vigorously defend any litigation if filed.

Chairman Consulting Agreement

The Company has a commitment to pay its Chairman and majority shareholder, per a 2021 payable agreement, a deferred compensation amount of $200,000, earned under a 2015 consulting arrangement, upon the Company securing $50 million in total debt and equity fundraising. The Company has accrued the full $200,000 amount as of March 31, 2023, which is included in Related Party Payables within the accompanying balance sheets.

CFO Consulting Agreement

On July 1, 2022, the Company entered into a consulting agreement with an individual to serve as the Company’s CFO. In connection with the agreement as amended effective January 1, 2023, the CFO consultant may be entitled to a performance bonus of $400,000 upon successful delivery of services as outlined in the agreement. The Company has not accrued any cash bonus amounts in its accompanying financial statements as of March 31, 2023 since no portion of the cash bonus was deemed to be earned.

Financial Advisory Agreements

On June 7, 2022, we entered into an Advisory Agreement with an investment banking firm to assist us with fundraising activities. In connection with the agreement, XTI has the following commitments:

●	M&A fee, if a business combination including a de-SPACing transaction with a SPAC is consummated, equal to the greater of $1,000,000 (minimum fee) and the sum of the following amounts (i) 4% of the first $100 million of the aggregate value (as defined in the agreement) of the business combination, (ii) 3% of any amount of the aggregate value between $100 million and $200 million, (iii) 2% of any amount of the aggregate value between $200 million and $300 million, and (iv) 1% of any amount of the aggregate value exceeding $300 million.

●	Financing fee between 3% and 6% of the aggregate amount of proceeds received by the Company for financing transactions.

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Note 9 – Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty of the business in which the Company operates, projections of future profitability are difficult and past operating results are not necessarily indicative of future profitability. Management does not believe it is more likely than not that the deferred income tax assets will be realized; accordingly, a full valuation allowance has been established on net deferred income tax assets as of March 31, 2023 and as of December 31, 2022.

As of December 31, 2022, the Company has federal net operating loss carryforwards (“NOLs”) of approximately $11,780,633, of which $1,420,065 will begin to expire in 2036 and the remainder do not expire.

As of December 31, 2021, the Company had a federal R&D tax credit for qualified development expenses of $170,207, which is classified as a Tax Receivable on the balance sheet. The Company was eligible under IRS guidelines to apply the credit against federal payroll taxes starting with the first quarter of 2022. As of March 31, 2023, the tax receivable balance was $127,479.

The Company files U.S. federal and state income tax returns. All previous tax returns have been filed. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

Note 10 – Subsequent Events

On May 9, 2023, the Company entered into a replacement convertible note with an existing convertible noteholder and warrant holder upon receiving an additional $450,000 in financing. Refer to Note 4 - Convertible Note – 2017 [g].

On May 9, 2023, the Company issued and sold 144,000 shares of common stock to a non-executive officer and his family member at $1.25 per share for gross proceeds of $180,000. In conjunction with this transaction, the Company issued warrants to purchase 90,000 shares of common stock at a $1.50 exercise price with a maturity date of May 9, 2028. The warrants may be exercised at the option of the holders anytime from the issuance date through the maturity date.

On June 13, 2023, the Company entered into a promissory note agreement with Inpixon, Inc. The note has a principal amount of $150,000 and accrues interest at a rate of 10% per annum. The note matures on December 31, 2023. On July 13, 2023, the Company entered into another promissory note agreement with Inpixon, Inc. The note has a principal amount of $75,000 and accrues interest at a rate of 10% per annum. The note also matures on December 31, 2023.

The Business Combination

On July 23, 2023, the Company entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) with Inpixon, Inc. (“INPX”) and a newly formed, wholly owned subsidiary of INPX (“Merger Sub”). Pursuant to the Merger Agreement, and assuming approval by INPX’s shareholders and the satisfaction or waiver of other closing conditions, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation.  All XTI common stock issued and outstanding immediately prior to the effective date of the merger (excluding any shares to be canceled pursuant to the Merger Agreement and shares held by holders of XTI common stock who have exercised and perfected appraisal rights or dissenters’ rights) will be converted into the right to receive a number of shares of INPX common stock equal to the exchange ratio set forth in the Merger Agreement. The transaction will result in XTI shareholders owning approximately 60% of the outstanding capital stock of the combined company, subject to post-closing adjustments.

Effective upon closing, the combined company will be renamed “XTI Aerospace, Inc.”

There were no additional subsequent events that required recognition or disclosure in the financial statements.

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